News Release

NYSE: WMB

Date:                     March 15, 2004

Williams Retires 9.25 Percent Notes

     TULSA, Okla. – Williams (NYSE:WMB) announced today that it has retired a $679 million obligation pertaining to the outstanding balance of 9.25 percent Notes due March 15, 2004.

     Today’s payment leaves the company with available cash and equivalents of approximately $1.5 billion. Williams has previously stated a goal of maintaining liquidity of approximately $1 billion to $1.3 billion.

     For the remainder of 2004 and 2005, Williams has $474 million of scheduled debt maturities.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan Williams (media relations) (918) 573-6932

Travis Campbell Williams (investor relations) (918) 573-2944

Richard George Williams (investor relations) (918) 573-3679

Courtney Baugher Williams (investor relations) (918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.